Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No.:  333-143510

Janus Capital Group Inc.

US$300,000,000 6.250% 5-Year senior Notes

Issuer:	Janus Capital Group Inc.
Type:	SEC Registered
Ratings:	Baa3/BBB- (Stable/Stable) (Moody’s / S&P)
Size:	US $300,000,000
Trade Date:	June 7, 2007
Settlement Date:	June 14, 2007 (T+5 days)
Maturity:	June 15, 2012
Semi-Annual Coupon:	6.250%
Interest Payment Dates:	Semi-annually on the 15th of each June and December
Public Offering Price:	$99.860
Treasury Benchmark:	4.750% due 5/2012
Treasury Price:	$98-24+
Treasury Yield:	5.033%
Re-offer Spread vs. Treasury	+125 bps
Yield to Maturity:	6.283%
First Coupon:	December 15th, 2007
Interest Rate Adjustment:

Interest rate subject to upward adjustments in increments of 0.25% up to a maximum of 2.00% above the interest rate payable on the notes on the date of their issuance if Moody’s or S&P downgrades the debt rating assigned to the notes to certain specified non-investment grade ratings. Following an increase pursuant to this provision, interest rate subject to downward adjustments in increments of 0.25% if Moody’s or S&P upgrades the rating, but not to an interest rate lower than the interest rate payable on the notes on the date of their issuance. The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated Baa2 and BBB or higher by Moody’s and S&P, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.

Change of Control Repurchase:	At 101% of principal plus accrued and unpaid interest if issuer subject to a Change of Control Repurchase Event.
Make-Whole Call:

At any time, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the notes being redeemed and the remaining principal and interest payments on the notes being redeemed discounted at the applicable Treasury Rate plus 20 bps.

Day Count:	30/360
Minimum Denomination / Multiples:	$1,000 / $1,000
Joint Bookrunners:	Citi Merrill Lynch & Co.
Co-Managers:	Banc of America Securities LLC JPMorgan UBS Investment Bank
CUSIP / ISIN:	47102XAE5 / US47102XAE58

This communication is intended for the sole use of the person to whom it is provided by the issuer.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, any related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, Citi or Merrill will arrange to send you the prospectus and any related prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll free at 1-877-858-5407, or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

Janus Capital Group Inc.

US$450,000,000 6.700% 10-YEAR SENIOR NOTES

Issuer:	Janus Capital Group Inc.
Type:	SEC Registered
Ratings:	Baa3/BBB- (Stable/Stable) (Moody’s / S&P)
Size:	US$450,000,000
Trade Date:	June 7, 2007
Settlement Date:	June 14, 2007 (T+5 days)
Maturity:	June 15, 2017
Semi-Annual Coupon:	6.700%
Interest Payment Dates:	Semi-annually on the 15th of each June and December
Public Offering Price:	$99.741
Treasury Benchmark:	4.500% due 5/2017
Treasury Price:	$95-15+
Treasury Yield:	5.086%
Re-offer Spread vs. Treasury	+165 bps
Yield to Maturity:	6.736%
First Coupon:	December 15th, 2007
Interest Rate Adjustment:

Interest rate subject to upward adjustments in increments of 0.25% up to a maximum of 2.00% above the interest rate payable on the notes on the date of their issuance if Moody’s or S&P downgrades the debt rating assigned to the notes to certain specified non-investment grade ratings. Following an increase pursuant to this provision, interest rate subject to downward adjustments in increments of 0.25% if Moody’s or S&P upgrades the rating, but not to an interest rate lower than the interest rate payable on the notes on the date of their issuance. The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated Baa2 and BBB or higher by Moody’s and S&P, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.

Change of Control Repurchase:	At 101% of principal plus accrued and unpaid interest if issuer subject to a Change of Control Repurchase Event.

Make-Whole Call:

At any time, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the notes being redeemed and the remaining principal and interest payments on the notes being redeemed discounted at the applicable Treasury Rate plus 25 bps.

Day Count:	30/360
Minimum Denomination / Multiples:	$1,000 / $1,000
Joint Bookrunners:	Citi Merrill Lynch & Co.
Co-Managers:	Banc of America Securities LLC JPMorgan UBS Investment Bank
CUSIP / ISIN:	47102XAF2 / US47102XAF24

This communication is intended for the sole use of the person to whom it is provided by the issuer.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, any related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, Citi or Merrill will arrange to send you the prospectus and any related prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll free at 1-877-858-5407, or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.